Registration Statement No. 333-156118

Filed pursuant to Rule 424(b)(3)

Amendment dated February 10, 2010 to

Pricing Supplements No. 32, 33, 34, 35 and 37, dated January 30, 2009 to Prospectus Supplement and Prospectus each dated December 15, 2008 relating to the Aktiebolaget Svensk Exportkredit (Swedish Export Credit Corporation) Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

—Total ReturnSM

Due October 24, 2022

The following issuances occurred between January 6, 2010 and February 9, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	74.726%	$3,736,300	January 29, 2010
$3,000,000	75.319%	$2,259,570	January 27, 2010
$3,000,000	78.187%	$2,345,610	January 20, 2010
$5,000,000	80.186%	$4,009,300	January 15, 2010
$7,000,000	80.233%	$5,616,310	January 13, 2010
$5,000,000	80.233%	$4,011,650	January 13, 2010

Linked to the Rogers International Commodity Index®

—Agriculture Total ReturnSM

Due October 24, 2022

The following issuances occurred between January 6, 2010 and February 9, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$10,000,000	77.340%	$7,734,000	January 19, 2010
$2,000,000	79.980%	$1,599,600	January 15, 2010
$5,000,000	79.650%	$3,982,500	January 13, 2010

Linked to the Rogers International Commodity Index®

—Metals Total ReturnSM

Due October 24, 2022

The following issuances occurred between January 6, 2010 and February 9, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	102.738%	$1,027,380	January 21, 2010
$500,000	101.624%	$508,120	January 14, 2010

Linked to the Rogers International Commodity Index®

—Energy Total ReturnSM

Due October 24, 2022

The following issuances occurred between January 6, 2010 and February 9, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	65.268%	$652,680	January 15, 2010
$1,000,000	65.696%	$656,960	January 13, 2010

Linked to the MLCX Grains Index®

—Total ReturnSM

Due February 13, 2023

The following issuances occurred between January 6, 2010 and February 9, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	49.445%	$494,450	February 9, 2010
$2,000,000	53.926%	$1,078,520	January 21, 2010

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$51,500,000	77.287%	$39,802,950	$2,837.95(1)

(1)   The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $19,299.44 that have been paid in respect of the securities covered by pricing supplements Nos. 32, 33, 34, 35, 36, 37 and 38 under the registration statement on Form F-3 (No. 333-156118) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $16,461.49 remains available for future offerings for such pricing supplements described above.